UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)

Sunstone Hotel Investors, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

867892101

(CUSIP Number)

Sunstone Hotel Investors, L.L.C.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Attn: Jon D. Kline

(949) 369-4000

with a copy to:

Patrick K. Fox, Esq.

General Counsel

Westbrook Real Estate Partners, L.L.C.

13155 Noel Road, Suite 700

Dallas, Texas 75240

(972) 934-7404

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 23, 2005

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Sunstone Hotel Investors, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) -0-
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON WB Hotel Investors, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) -0-
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Sunstone/WB Hotel Investors IV, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) -0-
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Sunstone/WB Manhattan Beach, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) -0-
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Real Estate Partners, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) -0-
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Sunstone Investors, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook SHP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Real Estate Partners Management III, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Real Estate Fund III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Real Estate Co-Investment Partnership III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (1)	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Real Estate Partners Management IV, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Real Estate Fund IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Westbrook Real Estate Co-Investment Partnership IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Paul D. Kazilionis
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 867892101

1.	NAME OF REPORTING PERSON Jonathan H. Paul
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3.	SEC Use Only
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

Number Of Shares Beneficially Owned By Each Reporting Person With	7. SOLE VOTING POWER -0-
8. SHARED VOTING POWER -0-
9. SOLE DISPOSITIVE POWER -0-
10. SHARED DISPOSITIVE POWER -0-

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON IN

ITEM 1.	Security and Issuer

This Amendment No. 4 to Schedule 13D on the Common Stock of Sunstone Hotel Investors, Inc. (“Sunstone”) is being filed on behalf of the undersigned to amend the Schedule 13D filed on November 5, 2004 and as amended November 22, 2004, June 16, 2005 and September 20, 2005. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13D as previously amended. Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Schedule 13D.

ITEM 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended in its entirety as follows:

(a) Following the reported transaction, the Reporting Persons beneficially own zero (0) shares of Sunstone’s Common Stock.

(b) Not applicable.

(c) Prior to November 16, 2005, Sunstone Hotel Investors, L.L.C. (“SHI”), WB Hotel Investors, LLC (“WBHI”), Sunstone/WB Hotel Investors IV, LLC (“SWBHI IV”) and Sunstone/WB Manhattan Beach, LLC (“SWBMB”) collectively owned 3,699,572 membership units of Sunstone Hotel Partnership, LLC (“SHP”). Holders of membership units are entitled to present them for redemption for a cash amount equal to the then-fair market value of an equal number of shares of Sunstone Hotel Investors, Inc. or, in Sunstone’s sole discretion, an equal number of shares of Common Stock. The units were eligible to be presented for redemption beginning on October 27, 2005. Power was exercised on these membership units through Westbrook Real Estate Partners, L.L.C. (“WREP”), which is the managing member of Westbrook Sunstone Investors, LLC (“WSI”), which is the managing member of Westbrook SHP, L.L.C., which is a member of SHI. Westbrook Real Estate Partners, LLC is also the managing member of Westbrook Real Estate Partners Management III, LLC, which is the general partner of each of Westbrook Real Estate Fund III, L.P. and Westbrook Real Estate Co-Investment Partnership III, L.P., which together with Westbrook SHP, LLC had the power to appoint three-fourths of the members of the executive committee of SHI.

Prior to November 16, 2005, WREP as the managing member of WSI, Westbrook Real Estate Partners Management III, LLC and Westbrook Real Estate Partners Management IV, LLC, pursuant to Rule 13d-3 under the Act, WREP may have been deemed to own beneficially all 3,699,572 of the membership units owned of record by SHI, WBHI, SWBHI IV and SWBMB representing 8.1% of the outstanding shares (calculated based on a total of 41,877,321 outstanding Sunstone shares of Common Stock as of the close of business on September 16, 2005) assuming the SHP units owned by each of SHI, WBHI, SWBHI IV and SWBMB were converted to an equivalent number of shares of Common Stock. WREP disclaimed such beneficial ownership in Amendment No. 3 to Schedule 13D on the Common Stock, dated September 20, 2005.

Prior to November 16, 2005, as managing members of WREP, pursuant to Rule 13d-3 under the Act, Messrs. Kazilionis and Paul may have been deemed to own beneficially all

3,699,572 SHP units owned of record by SHI, WBHI, SWBHI IV and SWBMB representing 8.1% of the outstanding shares assuming the SHP units owned by each of SHI, WBHI, SWBHI IV and SWBMB were converted to an equivalent number of shares of Common Stock. Kazilionis and Paul disclaimed such beneficial ownership in Amendment No. 3 to Schedule 13D on the Common Stock, dated September 20, 2005.

On November 16, 2006, pursuant to a Second Amended and Restated Limited Liability Company Agreement, dated as of July 8, 2005, as amended on September 20, 2005 and November 23, 2005 (the “LLC Agreement”) of SHP, SHI entered into an agreement to issue 3,699,572 shares of its common stock, $0.01 par value per share, to redeem an aggregate of 3,699,572 membership units of SHP from SHI, WBHI, SWBHI IV and SWBMB.

On November 23, 2005, SHI, WBHI, SWBHI IV and SWBMB sold all 3,699,572 of their shares of Common Stock pursuant to a Purchase Agreement, dated November 17, 2005 (the “Purchase Agreement”), among SHI, SHP and the underwriters named therein.

(e) On November 23, 2005, the Reporting Persons ceased to be beneficial owners of more than five percent of the Common Stock.

ITEM 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended by adding at the end thereto the following:

Purchase Agreement

On November 17, 2005, SHI, WBHI, SWBHI IV and SWBMB (the “Selling Stockholders”) entered into a Purchase Agreement with Sunstone, SHP and the underwriters named therein pursuant to which the Selling Stockholders agreed to sell to the underwriters in a public offering (the “Public Offering”) an aggregate of 3,699,572 shares of Common Stock. On November 23, 2005, the Selling Stockholders completed the sale.

ITEM 7.	Material to be Filed as Exhibits.

Exhibit 1:	Purchase Agreement, dated as of November 17, 2005, by and among Sunstone Hotel Investors, Inc., a Maryland corporation; Sunstone Hotel Partnership, LLC, a Delaware limited liability company; Sunstone Hotel Investors, L.L.C., a Delaware limited liability company; WB Hotel Investors, LLC, a Delaware limited liability company; and Sunstone/WB Hotel Investors IV, LLC, a Delaware limited liability company.

Exhibit 2:	Agreement pursuant to Rule 13d-1(k)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 2, 2005

Sunstone Hotel Investors, L.L.C.

By:	Westbrook SHP, LLC, Managing Member

	By:	Westbrook Sunstone Investors, LLC, Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Secretary

Westbrook Real Estate Fund III, L.P.

By:	Westbrook Real Estate Partners Management III, LLC, General Partner

	By:	Westbrook Real Estate Partners, L.L.C., Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Managing Member

Westbrook Real Estate Co-Investment Partnership III, L.P.

By:	Westbrook Real Estate Partners Management III, LLC, General Partner

	By:	Westbrook Real Estate Partners, L.L.C., Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Managing Member

Westbrook SHP, LLC

By:	Westbrook Sunstone Investors, LLC, Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Secretary

Westbrook Sunstone Investors, LLC

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Secretary

Westbrook Real Estate Partners Management III, LLC

By:	Westbrook Real Estate Partners, L.L.C., Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Managing Member

Westbrook Real Estate Fund IV, L.P.

By:	Westbrook Real Estate Partners Management IV, LLC, General Partner

	By:	Westbrook Real Estate Partners, L.L.C., Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Managing Member

Westbrook Real Estate Co-Investment Partnership IV, L.P.

By:	Westbrook Real Estate Partners Management IV, LLC, General Partner

	By:	Westbrook Real Estate Partners, L.L.C., Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Managing Member

Westbrook Real Estate Partners Management IV, LLC

By:	Westbrook Real Estate Partners, L.L.C., Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Managing Member

Sunstone/WB Manhattan Beach, LLC

By:	Sunstone/WB Hotel Investors, IV, LLC, Managing Member

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Vice President

Sunstone/WB Hotel Investors IV, LLC

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Vice President

WB Hotel Investors, LLC

/s/ PATRICK K. FOX
Name:	Patrick K. Fox
Title:	Secretary

/s/ PAUL D. KAZILIONIS
Paul D. Kazilionis

/s/ JONATHAN H. PAUL
Jonathan H. Paul

Attention: Intentional misstatements or omissions of fact

constitutes Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX

Exhibit 1:	Purchase Agreement, dated as of November 17, 2005, by and among Sunstone Hotel Investors, Inc., a Maryland corporation; Sunstone Hotel Partnership, LLC, a Delaware limited liability company; Sunstone Hotel Investors, L.L.C., a Delaware limited liability company; WB Hotel Investors, LLC, a Delaware limited liability company; and Sunstone/WB Hotel Investors IV, LLC, a Delaware limited liability company.

Exhibit 2:	Agreement pursuant to Rule 13d-1(k)